Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 15, 2007, accompanying the consolidated financial statements of Sherman Financial Group LLC and subsidiaries included in the Annual Report of Radian Group Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Radian Group Inc. on Forms S-8 (Nos. 333-98106, 333-40623, 333-52762, 333-77957, 333-81549, 333-113328 and 333-120519).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 14, 2008